Exhibit 99.1

PRESS RELEASE

I-Sector Announces Results of Special Meeting of Stockholders

HOUSTON—(BUSINESS WIRE)—Mar 21, 2005—I-Sector Corp. (AMEX: ISR - News); the “Company”) announced today the results of its special meeting of stockholders held Friday, March 18, 2005 at the Company’s corporate headquarters in Houston.

At the meeting, stockholders voted in favor of both proposals presented in the definitive proxy statement filed with the Securities and Exchange Commission on February 14, 2005, which included:

1.	The issuance of shares of common stock and the potential issuance of shares of common stock upon exercises of options assumed in connection with the Company’s elimination of the minority interest in InterNetwork Experts, Inc., a majority-owned subsidiary of the Company ; and

2.	An amendment to the I-Sector Corporation Incentive Plan (the “Plan”) to increase by 1,123,103 the total number of shares of common stock available for issuance under the Plan to enable the Company to assume InterNetwork Experts stock options in connection with the Exchange;

Represented at the meeting, either by proxy or in person, were 3,002,759 shares of the common stock of the Company, which constituted 57.7% of the 5,207,604 shares of common stock outstanding and eligible to vote on the record date.

Stockholders approved the first proposal with 2,923,999, or 97.4% of the shares voted in favor of the proposal, 73,360, or 2.5% of the shares voted against the proposal and 5,400 of the shares voted abstaining.

Stockholders approved the second proposal with 2,914,999, or 97.1% of the shares voted in favor of the proposal, 85,260, or 2.8% of the shares voted against the proposal and 2,500 of the shares voted abstaining.

Regarding the approval of the proposals, James H. Long, Chairman and CEO of the Company stated, “The resolution of this matter, which exchanges the common stock and stock option equity interest of many of the key employees of InterNetwork Experts for a similar equity interest in the Company, benefits the Company in a number of ways. The interests of many of the key employees of InterNetwork Experts are now aligned with the interests of I-Sector stockholders, and the simplification of our capital structure eliminates certain complexities that have impeded the progress of our acquisition strategy. In addition, the resolution of this matter eliminates the doubt and uncertainty that has existed as to the outcome of this matter, and the impact that the resolution would have on our operations and the interests of our stockholders and the holders of the InterNetwork Experts minority interest. Having this matter resolved allows us to focus our energy and attention on operating the business, and I’m pleased to announce that this matter has been resolved.”

ABOUT I-SECTOR CORPORATION:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR - News), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

CONTACT:

I-Sector Corporation
James H. Long, Chairman & CEO, 713-795-2000

or

PR Financial Marketing LLC
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com